UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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OPORTUN FINANCIAL CORPORATION
(Name of Registrant as Specified In Its Charter)

FINDELL CAPITAL MANAGEMENT LLC FINDELL CAPITAL PARTNERS LP FINN MANAGEMENT GP LLC BRIAN FINN WARREN WILCOX
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Findell Capital Management LLC, together with the other participants in its solicitation (collectively, “Findell”), has filed a definitive proxy statement and accompanying WHITE universal proxy card with the U.S. Securities and Exchange Commission to be used to solicit votes for the election of Findell’s slate of director nominees at the 2025 annual meeting of stockholders of Oportun Financial Corporation, a Delaware corporation.

Item 1: On June 5, 2025, Findell issued the following press release:

Findell Capital Management Spotlights Why Ginny Lee Should Not be Appointed Oportun's Next Lead Independent Director

News provided by

Findell Capital Management, LLC

Jun 05, 2025, 08:07 ET

Points Out Lead Role of Ms. Lee in Removal of Highly Qualified and Independent Director Scott Parker and Holds Rest of Legacy Board Responsible

Notes Ms. Lee and the Rest of the Legacy Directors Have Overseen Massive Value Destruction and Lack Lending Experience, Making Them Underqualified to Serve as Lead Independent Director

Urges the Board to Reappoint Mr. Parker, Who Brought Necessary Expertise and Highly Relevant Expertise as a Former Public Company CFO and Consumer Lending Executive

NEW YORK, June 5, 2025 /PRNewswire/ -- Findell Capital Partners, LP (together with its affiliates, "Findell," "we" or "us") recently filed its definitive proxy statement and yesterday sent a letter to its fellow stockholders of Oportun Financial Corporation (NASDAQ: OPRT) ("Oportun") regarding the upcoming director election at Oportun's 2025 annual meeting of stockholders (the "Annual Meeting") that can be found here. Following that letter, we wanted to take a moment to further call out the behavior of the legacy members of the Board of Directors (the "Board") of Oportun who are not on the ballot, specifically Ginny Lee, the head of the Nominating, Governance and Social Responsibility Committee (the "Nom/Gov Committee") of the Board. As Chair of the Nom/Gov Committee, we believe Ms. Lee is the most likely candidate for lead independent director following the Annual Meeting, and it is important stockholders understand what is at stake should she be given that role.

Ms. Lee, in her role as Chair of the Nom/Gov Committee and apparently in concert with her fellow legacy Board members, orchestrated the removal of the most qualified member of the Board with the most lending experience, Scott Parker.

As we outlined in our letter, since arriving n the Board a year ago, Mr. Parker drove a remarkable turnaround in performance of Oportun that is readily apparent across all operating metrics and in turn drove a TSR of +190%.

That Ms. Lee and the Board, dominated as it is by its legacy directors, removed him from consideration demonstrates to us a cynical disregard for stockholders and provides strong impetus for stockholders to vote against Raul Vazquez, in our view the ringleader of the legacy directors who collectively appear interested only in entrenching themselves and ignoring the best interests of Oportun.

What should scare investors is the prospect of Ms. Lee or any of the legacy directors becoming lead independent director following the departure of R. Neil Williams, the current lead independent director.

We believe these legacy directors are unqualified to serve on this board, let alone serve as lead independent director.

Louis Miramontes has been on the board since 2014 and has overseen a -75% TSR. He is a retired accountant with no lending experience.

Sandra Smith and Jo Anne Barefoot have been on the Board since 2022 and overseen a TSR of -58% and -74% respectively. Ms. Barefoot received more "Withhold" votes than "For" votes in 2023 and would have been removed from the Board had Oportun operated in accordance with basic principles of good governance, including the director resignation policy that it has in place today. Neither has lending experience.

But it is Ms. Lee, as the head of the Nom/Gov Committee, who we believe is the most likely candidate for lead director. She has been on the Board since 2022 and has overseen a TSR of -74%. In fact, she would have lost her director position last year absent a compromise with Findell – it was only our votes, guaranteed due to the agreement with Oportun that brought Mr. Parker onto the Board in the first place, that prevented her from receiving more "Withhold" votes than "For" votes and triggering the director resignation policy.

We have spoken to Ms. Lee several times and have been shocked at how little she appeared to understand about the core lending business and how completely out of depth she seemed to us in her role as a director. She has no lending experience, and she has a prior professional relationship with Mr. Vazquez, having worked at Intuit during his tenure there, that raises serious questions about her ability to oversee his behavior, important for any member of this Board and crucial in a potential lead director.

We urge the Board to bring back Mr. Parker and commit to not having appointing another legacy director as its new lead independent director. We urge fellow stockholders to do the same, and to make their voices heard by voting on the WHITE proxy card for Findell's nominee Warren Wilcox and against Mr. Vazquez at the 2025 Annual Meeting.

Contact:

Findell Capital Management, LLC

88 Pine Street, 22nd Fl.

New York, NY 10005

info@findell.us

OR

Saratoga Proxy Consulting LLC

John Ferguson

info@saratogaproxy.com

SOURCE Findell Capital Management, LLC

Item 2: Also on June 5, 2025, Findell published certain material on www.OpportunityAtOportun.com, which is attached hereto in Exhibit 99.1 and incorporated herein by reference.